Exhibit 10.14

PONTIAC CENTER EAST LLC

867 AND 871 SOUTH BOULEVARD EAST

PONTIAC, MICHIGAN 48341

LEASE AGREEMENT

This Lease Agreement (“Lease”) is made between Landlord and Tenant hereinafter identified in Sections 1(b) and 1(c) hereof, respectively, and constitutes a Lease between the parties of the Demised Premises (as defined in Section 2.1 below), upon the terms and conditions and with and subject to the covenants and agreements of the parties hereinafter set forth.

W I T N E S S E T H :

1.	Basic Lease Provisions.

The following are certain basic lease provisions, which are part of, and in certain instances referred to in subsequent provisions of, this Lease:

(a)	Date of this Lease:	January 1, 2021.

(b)	Landlord:	PONTIAC CENTER EAST LLC, a Michigan limited liability company

(c)	Tenant:	UNITED WHOLESALE MORTGAGE, LLC, a Michigan limited liability company.

(d)	Demised Premises:	The improved commercial real estate commonly known as 867 and 871 South Boulevard E., Pontiac, Michigan 48341, containing approximately 35.058 acres, more or less, being Tax Parcel Numbers: (i) 14-34-454-002; (ii) 14-34-454-003; (iii) 14-34-452-019; (iv) 14-34-452-021; (v) 14-34-454-005; (vi) 14-34-453-013; (vii) 14-24-452-020; and (viii) 14-34-454-006, as more particularly identified in Exhibit “A” attached hereto and incorporated herein by this reference, subject to the rights of the Other Occupants identified below as provided in the Occupancy Agreements (defined below), provided, however, that the Tenant shall be permitted to use the portion of the Demised Premises licensed to the Licensee when not in use by the Licensee.

(e)	Commencement Date:	January 1, 2021.

(f)	Expiration Date:	December 31, 2036 (end of 15th Lease Year).

(g)	Basic Rental:	Identified in Exhibit “B” attached hereto and incorporated herein by this reference.

(h)	Tenant’s Share:	One hundred percent (100%), less all Expenses, Taxes and Additional Rent actually received by the Landlord under the Occupancy Agreements.

(i)	Permitted Uses:

General Office Purposes which may include the provision, subleasing and/or licensing of:

(i) employee recreation and exercise areas;

(ii) cafeteria, food and beverage service areas;

(iii) convenience goods and/or service stores; and (iv) related commercial uses permitted under applicable law.

(j)	Deposit:	None.

(k)	Tenant’s Address for Notices:	United Wholesale Mortgage, LLC 585 South Boulevard East Pontiac, MI 48341 Attention: Chief Executive Officer

With a copy to:

Adam Wolfe, Esq. Chief Legal Officer United Wholesale Mortgage, LLC 585 South Boulevard East Pontiac, MI 48341

(l)	Landlord’s Address for Notices:	Pontiac Center East, LLC 585 South Boulevard East Pontiac, MI 48341 Attention: Manager

(n)	Brokers:	None.

(o)	Other Occupants:	Ultimate Soccer Arenas Consulting LLC, a Michigan limited liability company (the “Licensee”), pursuant to the terms and conditions of the Athletic Fields License Agreement dated December 16, 2020, attached hereto as Exhibit “C” and incorporated herein by this reference (the “License Agreement”); and

VHS Rehabilitation Institute of Michigan, Inc., a Michigan corporation, by virtue of Lease Agreement dated July 11, 2018 attached hereto as Exhibit “D” and incorporated herein by this reference (the “RIM Lease #1”) and Lease Agreement dated December 6, 2018 attached hereto as Exhibit “E” and incorporated herein by this reference (the “RIM Lease #2”).

(p)	Extension Options:	Two (2) of five (5) years each.

2.	Building and Demised Premises.

2.1 Landlord is the owner of certain land and improvements, more particularly described on Exhibit “A” attached hereto, including 867 and 871 South Boulevard E., Pontiac, Michigan, which contains approximately 35.058 acres, more or less (collectively, the “Property”), upon which there has been constructed a two (2) story metal sided building with metal roof, containing approximately 353,386 gross square feet, including certain lobbies, walkways, hallways, restrooms, janitorial closets, mailrooms, meeting areas, treatment areas, vending areas and other similar facilities (the “Building”) provided for the use or benefit of Tenant, the other occupants as identified in Section 1(o) above and/or for the public located in the Building together with the surface parking facilities, streets, sidewalks and landscaped areas situated thereon. The Property and Building are hereinafter collectively referred to as the “Demised Premises.”

2.2 Subject to the terms, covenants, agreements and conditions herein set forth, and the lease and license agreements attached hereto as Exhibit “C”, Exhibit “D” and Exhibit “E” (collectively, the “Occupancy Agreements”), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Demised Premises.

2.3 Landlord reserves: (a) the right from time to time to make changes, alterations, additions, improvements, repairs or replacements in or to the Building and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, escalators and stairways and other parts of the Building, and to erect, maintain, and use pipes, ducts and conduits in and through the Demised Premises, all as Landlord may reasonably deem necessary or desirable; (b) the right to expand, substitute and/or rearrange the Demised Premises as Landlord deems appropriate in its sole and absolute discretion; (c) the right to install signage upon the Building and Demised Premises and to replace, modify, relocate and remove such signage from time to time in its sole and absolute discretion; (d) the right to install, service and maintain additional power generators and/or HVAC equipment upon the Demised Premises and/or upon the roof of the Building; (e) the right to construct and maintain one or more parking structures upon any portion of the parking areas situated within the Demised Premises; (e) the right from time to time to construct additional stories onto the

Building; (f) the right to expand and/or reconfigure the parking areas upon the Demised Premises; and (g) the right to add additional land to the Demised Premises upon notice to Tenant (collectively, “Landlord’s Alteration Rights”). In the event Landlord shall exercise Landlord’s Alteration Rights, Landlord shall use commercially reasonable efforts to: (i) enter the Demised Premises at reasonable hours and upon reasonable written notice (except in the event of emergency, in which event, no notice shall be required; however, Landlord shall endeavor (but shall not be obligated) to deliver subsequent notice to Tenant), (ii) diligently prosecute the completion of any such work until completion thereof, (iii) minimize interference with Tenant’s use, access, occupancy and quiet enjoyment of the Demised Premises and (iv) protect Tenant’s property located in the Demised Premises from damage. In no event shall the exercise of Landlord’s Alteration Rights materially and adversely impact Tenant’s parking and signage rights as set forth in this Lease, except in the case of an emergency, the construction of a parking or other structure, or if required by applicable law or any governmental authority.

2.4 During the Term (as hereinafter defined), and any extension or renewal thereof, Tenant and its agents, employees, contractors, customers and invitees shall have access to the Demised Premises twenty-four (24) hours per day, three hundred sixty-five (365) days per year, except in the case of an emergency or an event beyond Landlord’s control.

3.	Term.

3.1 The initial term of this Lease (the “Initial Term”, and together with any exercised renewal options, the “Term”) will commence upon the Commencement Date and shall end on the Expiration Date designated in Section 1 (f). In the event the Commencement Date is a date other than a first (lst) day of the calendar month, the first (1st) Lease Year shall also include the initial fractional month, together with the subsequent twelve (12) consecutive full calendar months. Except as set forth immediately above, the term “Lease Year” shall mean a period of twelve (12) consecutive full calendar months.

4.	Condition of Demised Premises.

4.1 Tenant accepts the Demised Premises in current “as-is” condition, subject to all faults, and agrees and acknowledges that the Landlord has made absolutely no representations and/or warranties to the Tenant concerning the Demised Premises or Building, including without limitation, the physical condition thereof.

4.2 Notwithstanding anything contained herein to the contrary, if Landlord fails to deliver possession of the Demised Premises to Tenant on or before the Commencement Date, for any reason, other than Tenant Delays or Events of Force Majeure, then the rent and charges reserved herein shall be abated for each day that delivery of possession of the Demised Premises to Tenant is delayed beyond the Commencement Date.

4.3 Landlord hereby represents and warrants to Tenant that, as of the date this Lease is executed by Landlord, the following shall be true and correct in all material respects:

(a)

Landlord has not received written notice, and to Landlord’s actual knowledge is not aware, of the violation of any applicable laws, codes, ordinances, rules or regulations (“Applicable Laws”) concerning the Demised Premises that would have a material adverse effect on Tenant or its ability to conduct its business with respect to the Demised Premises;

(b)	Landlord has the full right, power and authority to execute and deliver this Lease;

(c)	Landlord has not filed and is not presently contemplating filing, any action under any state or federal bankruptcy, insolvency or other similar laws;

(d)

Landlord has not received any formal notice of any pending condemnation or similar proceeding by any governmental authority which will affect the Demised Premises or the Building, and to Landlord’s actual knowledge, there is no proposed or contemplated eminent domain proceeding that would affect the Demised Premises or Building;

(e)	To Landlord’s actual knowledge, there is no litigation or other proceedings pending or threatened against Landlord affecting title to or the intended uses of the Demised Premises.

(f)

To Landlord’s actual knowledge, it is not in default under any of the Occupancy Agreements, and no condition exists which with the giving of notice or passage of time could result in Landlord being in default under the Occupancy Agreements.

5.	Rental.

5.1 Tenant shall pay to Landlord as base rental for the Demised Premises the Basic Rental set forth in Exhibit “B” attached hereto, which shall be payable in equal monthly installments in advance, together with the additional rent provided for in Section 5.3 hereof.

5.2 The following terms shall have the following meanings.

(a)

The term “Expenses” shall mean the actual cost incurred by Landlord with respect to the operation, maintenance, repair and replacement and administration of the Demised Premises, including, without limitation or duplication: (i) the costs incurred for air conditioning; mechanical ventilation; heating; cleaning (excluding janitorial services for the Demised Premises so long as cleaning is not provided by Landlord); rubbish removal; snow removal; general landscaping and maintenance; window washing, elevators, escalators, porter and matron services, administrative and management fees; protection and security services; repairs, replacement, and maintenance; fire, extended coverage, boiler, sprinkler, apparatus, public liability and property damage insurance (including loss of rental income insurance); supplies; wages, salaries, disability benefits, pensions, hospitalization, retirement plans and group insurance respecting service and maintenance employees and management staff; accounting and administrative staff; uniforms and working clothes for such employees and the cleaning thereof; expenses imposed pursuant to any collective bargaining agreement with respect to such employees; payroll, social security, unemployment and other similar taxes with respect to such employees and staff; sales, use and other similar taxes; Landlord’s water rates and sewer charges and personal property taxes; advertising, public relations and promotions; depreciation of movable equipment and personal property, which is, or should be, capitalized on the books of Landlord, and the cost of movable equipment and personal property, which need not be so capitalized, as well as the cost of maintaining all such movable equipment, and any other costs, charges and expenses which, under generally accepted accounting principles and practices, would be regarded as maintenance and operating expenses, and (ii) the cost of any capital improvements made to the Demised Premises by Landlord after the 2020 calendar year other than the Tenant Improvements that are intended to reduce other Expenses, or made to the Demised Premises by Landlord after the 2020 calendar year that are required under any governmental law or regulation that was not applicable to the Demised Premises at the time it was constructed, such cost to be amortized over such reasonable period as Landlord shall determine, together with interest on the unamortized balance at the rate of two percent (2%) in excess of the then current “prime rate” published in The Wall Street Journal or such higher rate as may have been paid by Landlord on funds borrowed for the purpose of constructing such capital improvements. With respect to any Expenses that are treated as a capital cost or a capital expenditure under either generally accepted accounting principles (“GAAP”) or Internal Revenue Code (“IRC”) guidelines, Expenses for each calendar year shall include only the annual amount of depreciation for such item permitted under GAAP or IRC guidelines (calculated on a straight-line basis) applicable to such calendar year plus interest at a per annum rate equal to eight (8%) percent. The amortization of such depreciation shall be based upon the normal useful life of such item as specified under GAAP or the IRC guidelines. Notwithstanding anything contained in this Lease to the contrary, Tenant, at its sole cost and expense, shall directly contract with a janitorial service provider, which provider shall be subject to Landlord’s reasonable approval and Landlord’s Building rules and regulations, for janitorial services for the Demised Premises, and therefore, the cost of janitorial services with respect to the Demised Premises shall be excluded from Expenses for purposes of determining Tenant’s Share of such Expenses.

(b)	The term “Base Expenses” shall mean the Expenses for the 2020 calendar year.

(c)	The term “Additional Expenses” shall mean the total dollar increases, if any, over the Base Expenses paid or incurred by Landlord in Landlord’s respective calendar year.

(d)

The term “Taxes” shall mean the amount incurred by Landlord of all ad valorem real property taxes and assessments, special or otherwise, levied upon or with respect to the Demised Premises, or the rent and additional charges payable hereunder, imposed by any taxing authority having jurisdiction. Taxes shall also include all taxes, levies and charges which may be assessed, levied or imposed in replacement of, or in addition to, all or any part of ad valorem real property taxes as revenue sources, and which in whole or in part are measured or calculated by or based upon the Demised

Premises, the freehold and/or leasehold estate of Landlord or Tenant, or the rent and other charges payable hereunder. Taxes shall include any expenses incurred by Landlord in determining or attempting to obtain a reduction of Taxes. Notwithstanding anything contained herein to the contrary, Taxes shall not include any unincorporated business tax, inheritance, estate, succession, transfer, franchise, net income, gift tax, gross receipts, capital stock taxes, or capital levy.

(e)

The term “Base Taxes” shall mean the 2020 real estate tax rate applicable to the Demised Premises multiplied by the taxable value of the Demised Premises determined by the City of Pontiac as of December 31, 2020, or as finally determined in the event Landlord appeals such assessment.

(f)	The term “Additional Taxes” shall mean the total dollar increase, if any, over the Base Taxes paid or incurred by Landlord in the respective calendar year.

(g)	The term “Tenant’s Share” shall mean the percentage set forth in Section 1(h) hereof.

5.3

(a)	Tenant shall pay to Landlord as additional rental Tenant’s Share of Base Expenses, Base Taxes, Additional Expenses and Additional Taxes in the manner and at the times herein provided.

(b)

With respect to Tenant’s Share of Additional Expenses and Additional Taxes, prior to the beginning of each calendar year, or as soon thereafter as practicable, Landlord shall give Tenant notice of Landlord’s estimate of Tenant’s Share of Additional Expenses and Additional Taxes for the ensuing calendar year. On or before the first day of each month during the ensuing calendar year, Tenant shall pay to Landlord one-twelfth (1/12th) of such estimated amounts, provided that until such notice is given with respect to the ensuing calendar year, Tenant shall continue to pay the amount currently payable pursuant hereto until after the month such notice is given. If at any time or times (including, without limitation, upon Tenant taking occupancy of the Demised Premises) it appears to Landlord that Tenant’s Share of Additional Expenses or Tenant’s Share of Additional Taxes for the then current calendar year will vary from Landlord’s estimate, Landlord may, by notice to Tenant, revise its estimate for such year and subsequent payments by Tenant for such year shall be based upon such revised estimate, provided, however, that Landlord shall not adjust Tenant’s Share of Additional Taxes more than two (2) times within any calendar year.

(c)

Within ninety (90) days after the close of each calendar year, or as soon after such ninety (90) day period as practicable, Landlord shall deliver to Tenant a statement prepared by Landlord of Tenant’s Share of Additional Expenses and Additional Taxes, respectively, for such calendar year (“Annual Cost Statement”). If on the basis of either of such Annual Cost Statement, Tenant owes an amount that is less than the estimated payments for such calendar year previously made by Tenant, Landlord shall credit such excess amount against the next payment(s) due from Tenant to Landlord of Additional Expenses or Additional Taxes, as the case may be. If on the basis of such statement, Tenant owes an amount that is more than the estimated payments for such calendar year previously made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such statement.

(d)

If this Lease shall commence on a day other than the first day of a calendar year or terminate on a day other than the last day of a calendar year, Tenant’s Share of Additional Expenses and/or Additional Taxes that is applicable to the calendar year in which such commencement or termination shall occur shall be prorated on the basis of the number of calendar days within such year as are within the Term.

5.4 Reasonably promptly following Tenant’s request therefor, Landlord shall provide Tenant backup information with respect to the applicable statement as shall reasonably be necessary for Tenant to confirm the accuracy thereof, provided such request is made within two years following Tenant’s receipt of the applicable statement. In addition, Tenant may request that Tenant have Tenant’s designated certified public accountant or other representative (who may be an employee of Tenant) audit Landlord’s books and records as are relevant to an applicable statement, and Landlord shall provide reasonable access to the records at the office at which such records are kept, upon reasonable prior notice and at reasonable times during regular business hours. Tenant agrees that Tenant will not employ, in connection with any dispute under this Lease, any person or entity who is to be compensated in whole or in part, on a contingency fee basis. In the event of a dispute as to the correctness of such statement, either party may refer the issues raised to a nationally recognized independent public accounting firm selected by Landlord and reasonably acceptable to Tenant, and the decision of such accountants shall be conclusively binding upon Landlord and Tenant. In connection therewith, Tenant and such accountants shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review, other than to Tenant’s professional advisors (e.g., accountants and attorneys) and other than pursuant to legal process. Tenant shall pay the fees and expenses relating to such procedure, unless such accountants determine that Landlord overstated Expenses by more than ten percent (10%) for such comparison year, in which case Landlord shall pay such fees and expenses. Except as provided in this Section, Tenant shall have no right whatsoever to dispute by judicial proceeding or otherwise the accuracy of any statement.

5.5 “Non-Controllable Expenses” shall mean the following Expenses: (i) insurance, (ii) utilities, (iii) real estate taxes and other governmental charges (to the extent includable as an Expense), (iv) snow removal, (v) wages and benefits, (vi) repairs to the parking lot and access roads, and (vii) any service agreements governed by wage negotiations with third (3rd) parties beyond Landlord’s control.

5.6 The installment of the Basic Rental provided for in Section 5.1 hereof for the first (1st) full month of the Term shall be paid by Tenant to Landlord on the Commencement Date. Basic Rental shall be paid to Landlord on or before the first (1st) day of each and every successive calendar month in advance after the first (1st) month during the Term. In the event the Commencement Date is other than the first (1st) day of a calendar month, then the monthly rental for the first (1st) fractional month of the Term shall be appropriately prorated on a per diem basis and paid by Tenant to Landlord with the installment of the Basic Rental for the first (1st) full month of the Term.

5.7 Tenant shall pay as additional rental any money and charges required to be paid by Tenant pursuant to the terms of this Lease (collectively the “Additional Rent”, which together with the Basic Rental, is herein referred to as “Rent”).

5.8 Except as otherwise provided for in this Lease, Rent shall be paid to Landlord without notice or demand and without deduction or offset, in lawful money of the United States of America at Landlord’s address for notices hereunder or to such other person or at such other place as Landlord may from time to time designate in writing. Notwithstanding the foregoing, upon written request, Tenant shall be permitted to make all payments required under this Lease by wire transfer pursuant to instructions provided by Landlord to Tenant. Landlord may change such wiring instructions from time to time during the Term, or any extension or renewal thereof, upon ten (10) days written notice thereof to Tenant. All amounts payable by Tenant to Landlord hereunder, if not paid within five (5) days after receipt of written notice from Landlord that such payment is past due, except that with respect to any recurring amount no such notice shall be required, shall be subject to an administrative late charge of five percent (5%) of the amount due and, in addition, shall bear interest from the due date until paid at the rate equal to two percent (2%) in excess of the then current “prime rate” published in The Wall Street Journal, but not in excess of the legal rate. If no such prime rate is published, the prime rate shall be deemed to be ten percent (10%) for purposes of Sections 5.2(a), 5.7 and 22 hereof.

6. Other Taxes Payable by Tenant.

In addition to the Rent to be paid by Tenant hereunder, Tenant shall reimburse Landlord within thirty (30) days of demand therefor any and all taxes payable by Landlord (other than net income taxes and taxes included within Taxes) whether or not now customary or within the contemplation of the parties hereto: (a) upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Demised Premises or by the cost or value of any leasehold improvements made in or to the Demised Premises by or for Tenant, other than building standard tenant improvements made by Landlord, regardless of whether title to such improvements shall be in Tenant or Landlord; (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Demised Premises or any portion thereof; and (c) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Demised Premises. In the event that it shall not be lawful for Tenant so to reimburse Landlord, the monthly rental payable to Landlord under this Lease shall be revised to net to Landlord the same rental after imposition of any such tax upon Landlord as would have been payable to Landlord prior to the imposition of any such tax.

7. Use.

7.1 The Demised Premises shall be used only for the Permitted Uses as set forth in Section 1(i) hereof, and for no other purpose or purposes whatsoever.

7.2 Tenant shall not do or permit to be done in or about the Demised Premises, nor bring or keep or permit to be brought or kept therein, anything which is prohibited by or will in any way conflict with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated, or which is prohibited by the standard form of fire insurance policy, or will in any way increase the existing rate of or affect any fire or other insurance upon the Building or any of its contents, or cause a cancellation of any insurance policy covering the Building or any part thereof or any of its contents, or adversely affect or interfere with any services required to be furnished by Landlord to Tenant, or with the proper and economical rendition of any such service. Tenant shall not cause, maintain or permit any nuisance in, on or about the Demised Premises. If anything done, omitted to be done or suffered to be done by Tenant, or kept or suffered by Tenant to be kept in, upon or about the Demised Premises shall cause the rate of fire or other insurance on the Building in companies acceptable to Landlord to be increased beyond the minimum rate from time to time applicable to the Building, Tenant shall pay the amount of any such increases. Tenant shall not cause or permit the use, generation, storage or disposal in or about the Demised Premises or the Building of any substances, materials or wastes subject to regulation under federal, state or local laws from time to time in effect concerning hazardous, toxic or radioactive materials, unless Tenant shall have received Landlord’s prior written consent, which Landlord may withhold or at any time revoke in its sole and absolute discretion, except for the use, generation, storage and disposal of typical office waste and cleaning substances in accordance with Applicable Law. Tenant is aware that the Property is currently classified as a “facility” under applicable Michigan environmental law and Tenant acknowledges the receipt of a copy of the Baseline Environmental Assessment for the Property which was prepared in 2021 and filed with the Michigan Department of Environment, Great Lakes & Energy (“EGLE”).

8.	Services.

8.1 Landlord shall maintain and repair the exterior walls, roofs, foundations and structure itself of the Building, in good order and condition as reasonably determined by Landlord and the cost shall be included in Expenses, except for the repairs due to fire and other casualties to the extent the cost of such repairs are covered by insurance proceeds, and for the repair of damages occasioned by the acts or omissions of Tenant or its invitees, which Tenant shall pay to Landlord in full.

8.2 Tenant shall arrange for the furnishing of electricity to the Demised Premises and Tenant shall pay for the cost of such electricity before any such charges become delinquent. Tenant agrees that should it require additional electrical service to the Demised Premises, all such additional electrical service shall be the responsibility of Tenant and shall be installed in accordance with Applicable Law and run through Tenant’s electric meter and Tenant and its electrical contractors shall never bypass such meter.

8.3 Tenant shall pay all costs and charges associated with the following: (a) the provision of heat, ventilation and air conditioning to the extent required for the occupancy of the Demised Premises to standards of comfort and during such hours in each case as reasonably determined by Tenant for the Building, or as may be prescribed by any applicable policies or regulations adopted by any utility or governmental agency; (b) elevator service; and (c) janitorial service in accordance with Exhibit “F” hereto during the times and in the manner that services are furnished in comparable first class office buildings in the area. In addition, Tenant shall replace all burned out fluorescent (only) tubes, ballasts and starters on a periodic basis. Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall the Rent herein reserved be abated by reason of: (i) the installation, use or interruption of use of any equipment in connection with the furnishing of any of the foregoing services, (ii) failure to furnish or delay in furnishing any such services when such failure or delay is caused by accident or any condition beyond the reasonable control of Landlord or by the making of necessary repairs or improvements to the Demised Premises or to the Building, or (iii) any limitation, curtailment, rationing or restriction on use of water, electricity, steam, gas or any other form of energy serving the Demised Premises or the Building. Landlord shall have no responsibility to remedy any interruption in the furnishing of such services.

9.	Alterations and Repairs.

9.1 Tenant shall not make or suffer to be made any alterations, additions or improvements to or of the Demised Premises or any part thereof, or attach any fixtures or equipment thereto, without first obtaining Landlord’s written consent. All such alterations, additions and improvements shall be performed by contractors approved in writing by Landlord and subject to conditions specified by Landlord. If any such alterations, additions or improvements to the Demised Premises consented to by Landlord shall be made by Landlord for Tenant’s account, Tenant shall reimburse Landlord for the cost thereof (including a reasonable charge for Landlord’s overhead related thereto) as the work proceeds within five (5) days after receipt of statements therefor. Landlord reserves the right to demand a reasonable deposit from the Tenant prior to the commencement of any such work. All such alterations, additions and improvements shall become the property of Landlord upon their installation and/or completion and shall remain on the Demised Premises upon the expiration or termination of this Lease without compensation to Tenant unless Landlord elects by written notice to Tenant to have Tenant remove the same, in which event Tenant shall promptly restore the Demised Premises to their condition prior to the installation of such alterations, additions and improvements. Notwithstanding the foregoing, the Tenant may install generators upon the Demised Premises in locations outside of the Building acceptable to Landlord which generators shall be sufficient to service the Property, and Tenant shall be solely responsible for all costs and expenses associated with the acquisition, installation, maintenance, repair and replacement thereof.

9.2 Subject to the provisions of Section 8.1 hereof, Tenant shall keep the Demised Premises and every part thereof in good condition and repair, Tenant hereby waiving all rights to make repairs at the expense of Landlord or in lieu thereof to vacate the Demised Premises as provided by any law, statute or otherwise now or hereafter in effect. All repairs made by or on behalf of Tenant shall be made and performed in such manner as Landlord may designate, by contractors or mechanics approved by Landlord and in accordance with the rules relating thereto and all Applicable Laws. Tenant shall, subject to the provisions of Section 9.1 hereof, at the end of the term hereof surrender to Landlord the Demised Premises in the same condition as when received, ordinary wear and tear and damage by fire, earthquake, act of God or the elements excepted. Landlord has no obligation and has made no promise to alter, remodel, improve, repair, decorate or paint the Demised Premises or any part thereof and no representations respecting the condition of the Demised Premises or the Building have been made by Landlord to Tenant except as expressly set forth herein.

10.	Liens.

Any construction and/or mechanic’s lien filed against the Demised Premises or the Building for work claimed to have been done or materials claimed to have been furnished to Tenant shall be discharged by Tenant within fifteen (15) days thereafter. For the purposes hereof, the bonding of such lien by a reputable casualty or insurance company reasonably satisfactory to Landlord shall be deemed the equivalent of a discharge of any such lien. Should any action, suit, or proceeding be brought upon any such lien for the enforcement or foreclosure of the same, Tenant shall defend Landlord therein, by counsel satisfactory to Landlord, and pay any and all damages and satisfy and discharge any judgment entered therein against Landlord, time being of the essence.

11.	Destruction or Damage.

11.1 In the event the Demised Premises or any portion of the Building necessary for Tenant’s occupancy are damaged by fire, earthquake, act of God, the elements or other casualty in each case insured against by Landlord’s fire and extended coverage insurance policy covering the Building and, if Landlord’s reasonable estimate of the cost of making such repairs does not exceed the proceeds of such insurance by more than Two Hundred Fifty Thousand Dollars ($250,000), Landlord shall forthwith repair the same if such repairs can, in Landlord’s .opinion, be completed within one hundred eighty (180) days after commencement of such repairs. This Lease shall remain in full force and effect except that an abatement of Basic Rental shall be allowed Tenant for such part of the Demised Premises as shall be rendered unusable by Tenant in the conduct of its business during the time such part is so unusable to the extent Landlord is reimbursed therefor by loss of rental income or other insurance. If such repairs cannot, in Landlord’s opinion, be made within one hundred eighty (180) days, or if such damage or destruction is not insured against by Landlord’s fire and extended coverage insurance policy covering the Building or if Landlord’s reasonable estimate of the cost of making such repairs exceeds the proceeds of such insurance by more than Two Hundred Fifty Thousand Dollars ($250,000), Landlord may elect, in its sole and absolute discretion, upon notice to Tenant within thirty (30) days after the date of such fire or other casualty, to repair or restore such damage, in which event this Lease shall continue in full force and effect, but the Basic Rental shall be partially abated as provided in this Section 11.1. If Landlord elects not to make such repairs, this Lease shall terminate as of the date of such election by Landlord.

11.2 Tenant shall carry casualty insurance in an amount not less that the full replacement value of its personal property, equipment and inventory as well as any tenant improvements.

12.	Subrogation.

Landlord and Tenant shall each obtain from their respective insurers under all policies of fire insurance maintained by either of them at any time during the Term insuring or covering the Building or any portion thereof or operations therein, a waiver of all rights of subrogation which the insurer of one party might have against the other party, and Landlord and Tenant shall each indemnify the other against any loss or expense, including reasonable attorneys’ fees, resulting from the failure to obtain such waiver and, so long as such waiver is outstanding, each party waives, to the extent of the proceeds received under such policy, any right of recovery against the other party for any loss covered by the policy containing such waiver; provided, however, that if at any time their respective insurers shall refuse to permit waivers of subrogation, Landlord or Tenant, in each instance, shall within a thirty (30) day period, secure and furnish (without additional expense) equivalent insurance with such waivers with other companies satisfactory to the other party.

13.	Eminent Domain.

If all or any part of the Demised Premises shall be taken as a result of the exercise of the power of eminent domain, this Lease shall terminate as to the part so taken as of the date of taking, and, in the case of partial taking of the Demised Premises, either Landlord or Tenant shall have the right to terminate this Lease as to the balance of the Demised Premises by notice to the other within thirty (30) days after such date; provided, however, that a condition to the exercise by Tenant of such right to terminate shall be that the portion of the Demised Premises taken shall be of such extent and nature as substantially to handicap, impede or impair Tenant’s use of the balance of the Demised Premises. In the event of any taking, Landlord shall be entitled to any and all compensation, damages, income, rent, awards, or any interest therein whatsoever which may be paid or made in connection therewith, and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease or otherwise; provided, however, Tenant may, to the extent allowed by law, claim an award for moving expenses, the taking of any of Tenant’s property or improvements paid for by Tenant and Tenant’s leasehold interest in and to the Demised Premises, as long as such claim is separate and distinct from any claim of Landlord and does not diminish Landlord’s award. In the event of a partial taking of the Demised Premises which does not result in a termination of this Lease, the rental thereafter to be paid shall be reduced on a per square foot basis.

14.	Landlord’s Insurance.

Landlord shall, during the Term, provide and keep in force or cause to be provided or kept in force:

(a)	Comprehensive general liability insurance with respect to the Demised Premises for bodily injury or death and damage to property of others;

(b)

Fire insurance (including standard extended coverage endorsement perils and leakage from fire protective devices) in respect of the Building, excluding Tenant’s trade fixtures, equipment, inventory and personal property;

(c)	Loss of rental income insurance;

together with such other insurance as Landlord, in its sole and absolute discretion, elects to obtain. Insurance affected by Landlord shall be in amounts which Landlord shall from time to time determine reasonable and sufficient, shall be subject to such deductibles and exclusions which Landlord may deem reasonable and shall otherwise be on such terms and conditions as Landlord shall from time to time determine reasonable and sufficient. Tenant acknowledges that Landlord’s loss of rental income insurance may provide that: (i) payments thereunder by the insurer will be limited to a period of one (1) year following the date of any destruction and damage; and (ii) no insurance proceeds will be payable thereunder in the case of destruction or damage caused by any occurrence other than fire and other risks included in the standard extended coverage endorsement perils of a fire insurance policy.

15.	Indemnification and Tenant’s Insurance.

15.1 Tenant hereby waives all claims against Landlord, its members, managers, employees, agents, property managers, lender(s), contractors and attorneys (collectively, the “Landlord Indemnitees”) for damage to any property or injury or death of any person in, upon or about the Demised Premises arising at any time and from any cause whatsoever, and Tenant shall hold Landlord Indemnitees harmless from and against any and all damage to any property or injury to or death of any person arising in, on or about the Demised Premises. The foregoing indemnity obligation of Tenant shall include reasonable attorneys’ fees, investigation costs and all other reasonable costs and expenses incurred by the Landlord Indemnitees from the first notice that any claim or demand is to be made or may be made. The provisions of this Section 15.1 shall survive the termination of this Lease with respect to any damage, injury or death occurring prior to such termination.

15.2 Tenant shall procure and keep in effect commercial general liability insurance, including contractual liability, with minimum limits of liability of Ten Million Dollars ($10,000,000) per occurrence for bodily injury or death and property damage. From time to time, Tenant shall increase the limits of such policies to such higher limits as Landlord shall reasonably require. Such insurance shall name Landlord, the Landlord Indemnitees, Landlord’s lender(s) and Landlord’s acting property manager as additional insureds, shall specifically include the liability assumed hereunder by Tenant, and shall provide that it is primary insurance and not excess over or contributory with any other valid, existing and applicable insurance in force for or on behalf of Landlord, and shall provide that Landlord shall receive thirty (30) days’ notice from the insurer prior to any cancellation or change of coverage. Tenant shall never permit such insurance to lapse during the Term of this Lease.

15.3 Tenant shall procure and keep in effect fire insurance (including standard extended coverage endorsement perils and leakage from fire protective devices) for the full replacement cost of Tenant’s trade fixtures, equipment, personal property and leasehold improvements.

15.4 Tenant shall deliver policies of the insurance required pursuant to Sections 15.2 and

15.3 hereof or certificates thereof to Landlord on or before the Commencement Date, and thereafter at least thirty (30) days before the expiration dates of expiring policies.

16.	Compliance with Legal Requirements.

Tenant shall comply with all Applicable Laws insofar as any thereof relate to Tenant’s use or occupancy of the Demised Premises, excluding requirements of structural changes not related to or affected by improvements made by or for Tenant or not necessitated by Tenant’s acts or omissions.

17.	Assignment, Subletting and Occupancy.

17.1 Except as expressly permitted pursuant to this Article 17, Tenant shall not, without the prior written consent of Landlord, assign, encumber or hypothecate this Lease or any interest herein or sublet the Demised Premises or any part thereof, or permit the use of the Demised Premises by any party other than Tenant. This Lease shall not, nor shall any interest herein, be assignable or transferrable as to the interest of Tenant by operation of law or otherwise without the written consent of the Landlord. Transfers aggregating fifty percent (50%) or more of the voting stock, controlling ownership interests or controlling equity interests of the Tenant; or transfers aggregating more than fifty (50%) percent of Tenant’s assets shall each be deemed to be an assignment of this Lease.

17.2 If at any time or from time to time during the term of this Lease, Tenant desires to sublet all or any part of the Demised Premises or to assign this Lease, Tenant shall give notice to Landlord setting forth the proposed subtenant or assignee, the terms of the proposed subletting and the space so proposed to be sublet or the terms of the proposed assignment, as the case may be. Landlord shall have the option, exercisable by notice given to Tenant within twenty (20) days after Tenant’s notice is given: (a) if Tenant’s request relates to a subletting, either to sublet from Tenant such space at the rental and other terms set forth in Tenant’s notice, or, if the proposed subletting is for the entire Demised Premises for the balance of the Term, to terminate this Lease; or (b) if Tenant’s request relates to an assignment, either to have this Lease assigned to Landlord or to terminate this Lease. If Landlord does not exercise such option, Tenant shall be free for a period of one hundred eighty (180) days thereafter to sublet such space or to assign this Lease to such third party if Landlord shall consent thereto, provided that the sublease or assignment shall be on the same terms set forth in the notice given to Landlord and that the rental to such subtenant or assignee shall not be less than the then market rate for such premises.

In the event Tenant shall so sublet a portion of the Demised Premises, or assign this Lease, all of the sums or other economic consideration received by Tenant as a result of such subletting or assignment whether denominated rentals or otherwise, under the sublease or assignment, which exceed in the aggregate, the total sums which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to that portion of the Demised Premises subject to such sublease) shall be payable to Landlord as additional rental under this Lease without affecting or reducing any other obligation of Tenant hereunder.

17.3 Notwithstanding the provisions of Sections 17.1 and 17.2 hereof, Tenant may assign this Lease or sublet the Demised Premises or any portion thereof, without Landlord’s consent and without extending any option to Landlord, to any corporation which controls, is controlled by or is under common control with Tenant, or to any corporation resulting from the merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant as a going concern of the business that is being conducted on the Demised Premises, provided that said assignee assumes, in full, the obligations of Tenant under this Lease and such assignee has a net worth equal to or in excess of that of Tenant and is otherwise determined by Landlord, in its sole and absolute discretion, to be creditworthy.

17.4 Regardless of Landlord’s consent, no subletting or assignment shall release Tenant of Tenant’s obligation or alter the primary liability of Tenant to pay the rental and to perform all other obligations to be performed by Tenant hereunder. The acceptance of rental by Landlord from any other person shall not be deemed to be a waiver by Landlord or any provision hereof. Consent to one assignment or subletting shall not be deemed consent to any subsequent assignment or subletting. In the event of default of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee or successor. Landlord may consent to subsequent assignments or subletting of this Lease or amendments or modifications to this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and such action shall not relieve Tenant, it’s subtenants or assignees of liability under this Lease.

17.5 In the event Tenant shall assign this Lease or sublet the Demised Premises or request the consent of Landlord to any assignment or subletting or if Tenant shall request the consent of Landlord for any act that Tenant proposes to do, then Tenant shall pay all of Landlord’s reasonable attorneys’ fees, administrative and processing fees incurred in connection therewith.

17.6 Landlord shall not modify or amend the Occupancy Agreements to extend the term thereof or grant any additional renewal or extension options with respect thereto, provided, however, that Landlord shall be permitted to terminate any of the Occupancy Agreements at any time in accordance with the terms thereof or Applicable Law.

18.	Rules.

Tenant shall faithfully observe and comply with the rules and regulations annexed to this Lease as Exhibit “G” and, after notice thereof, all reasonable modifications thereof and additions thereto from time to time promulgated in writing by Landlord (“Rule Modifications”); provided, however, in no event shall any such Rule Modifications materially adversely affect Tenant’s rights and obligations under this Lease.

19.	Entry by Landlord.

19.1 Landlord and its designees may enter the Demised Premises at reasonable hours to: (a) inspect the same; (b) exhibit the same to prospective purchasers, lenders or tenants; (c) determine whether Tenant is complying with all of its obligations hereunder; (d) supply any services to be provided by Landlord to Tenant hereunder, (e) post notices of non-responsibility; and (f) make repairs required of Landlord under the terms hereof or repairs to any adjoining space or utility services or make repairs, alterations or improvements to any other portion of the Building (“Landlord’s Entrance Rights”). In the event Landlord shall exercise Landlord’s Entrance Rights, Landlord shall use commercially reasonable efforts to: (i) enter the Premises at all reasonable hours and upon reasonable notice (except in the event of emergency, in which event, no notice shall be required; however, Landlord shall endeavor (but shall not be obligated) to deliver subsequent notice to Tenant; (ii) diligently prosecute the completion of any required work within the Premises; (iii) exercise commercially reasonable efforts to minimize interference with Tenant’s use, access, occupancy and quiet enjoyment of the Premises; and (iv) exercise commercially reasonable efforts to protect Tenant’s property located in the Premises from damage. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Demised Premises or any other loss occasioned by such entry.

19.2 Landlord shall at all times have and retain a key with which to unlock all of the doors in, on or about the Demised Premises (excluding Tenant’s vaults, safes and similar areas designated in writing by Tenant in advance); and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in any emergency in order to obtain entry to the Demised Premises, and any entry to the Demised Premises obtained by Landlord by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into or a detainer of the Demised Premises or an eviction, actual or constructive, of Tenant from the Demised Premises, or any portion thereof.

20.	Events of Default.

20.1 The occurrence of any one or more of the following events (hereinafter referred to as “Events of Default”) shall constitute a breach of this Lease by Tenant: (a) if Tenant shall fail to pay the Basic Rental when and as the same becomes due and payable; or (b) if Tenant shall fail to pay any other sum when and as the same becomes due and payable and such failure shall continue for more than ten (10) days after written notice to Tenant; or (c) if Tenant shall fail to perform or observe any other term hereof or of the rules and regulations referred to in Article 18 hereof to be performed or observed by Tenant, such failure shall continue for more than thirty (30) days after notice thereof from Landlord, and Tenant shall not within such thirty (30) day period commence with due diligence and dispatch the curing of such default, or having so commenced, shall thereafter fail or neglect to prosecute or complete with due diligence and dispatch the curing of such default; or (d) if Tenant shall fail to perform or observe any provision of Article 4 hereof or Exhibit “G” hereto either prior or subsequent to the Commencement Date; or (e) if Tenant shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due or shall file a petition in bankruptcy, or shall be adjudicated as insolvent or shall file a petition in any proceeding seeking any reorganization, arrangements, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file an answer admitting or fail timely to contest or acquiesce in the appointment of any trustee, receiver, custodian or liquidator of Tenant or any material part of its assets or properties; or (f) if within ninety (90) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or if, within ninety (90) days after the appointment without the consent or acquiescence of Tenant, of any trustee, receiver, custodian or liquidator of Tenant or of any material part of its properties, such appointment shall not have been vacated; or (g) if this Lease or any estate of Tenant hereunder shall be levied upon under any attachment or execution and such attachment or execution is not vacated within ten (10) days, or (h) if Tenant shall discontinue its normal business operations other than as permitted under Section 31 unless caused or resulting from circumstances beyond Tenant’s reasonable control. Notwithstanding the foregoing provisions of this Section 20.1, in the event Tenant shall fail to perform or shall default in the performance of any term, covenant or condition of this Lease on two (2) or more separate occasions during any twelve (12) month period, then even though such failures or defaults may have been cured by Tenant, any further failure or default by Tenant during the term of this Lease may be deemed a default without the ability of cure by Tenant.

20.2 If, as a matter of law, Landlord has no right on the bankruptcy of Tenant to terminate this Lease, then, if Tenant, as debtor, or its trustee wishes to assume or assign this Lease, in addition to curing or adequately assuring the cure of all defaults existing under this Lease on Tenant’s part on the date of filing of the proceeding (such assurances being defined below), Tenant, as debtor, or the trustee or assignee must also furnish adequate assurances of future performance under this Lease (as defined below). Adequate assurance of curing defaults means the posting with Landlord of a sum in cash sufficient to defray the cost of such a cure. Adequate assurance of future performance under this Lease means posting a deposit equal to three (3) months’ Rent, including all other charges payable by Tenant hereunder, such as the amounts payable pursuant to Article 5 hereof, and, in the case of an assignee, and assuring Landlord that the assignee is financially capable of assuming this Lease. In a reorganization under Chapter 11 of the Bankruptcy Code, the debtor or trustee must assume this Lease or assign it within one hundred twenty (120) days from the filing of the proceeding, or the debtor or trustee shall be deemed to have rejected and terminated this Lease.

21.	Remedies.

If any of the Events of Default shall occur, then Landlord shall have the following remedies:

(a)

Landlord at any time after the Event of Default, at Landlord’s option, may give to Tenant three (3) days’ notice of termination of this Lease, and in the event such notice is given, this Lease shall come to an end and expire (whether or not the Term shall have commenced) upon the expiration of such three (3) day period, but Tenant shall remain liable for damages as provided in Article 22 below.

(b)

Either with or without terminating this Lease, Landlord may immediately or at any time after the Event of Default or after the date upon which this Lease shall expire, reenter the Demised Premises or any part thereof, without notice, either by summary proceedings or by any other applicable action or proceeding, or by force or otherwise (without being liable to indictment, prosecution or damages therefor), and may repossess the Demised Premises and remove any and all of Tenant’s property and effects from the Demised Premises and Tenant shall reimburse Landlord for all costs and administrative expenses incurred in connection therewith.

(c)

Either with or without terminating this Lease, Landlord may relet the whole or any part of the Demised Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine. In the event of any such reletting, Landlord shall not be liable for the failure to collect any rental due upon any such reletting, and no such failure shall operate to relieve Tenant of any liability under this Lease or otherwise to affect any such liability; and Landlord may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Demised Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting such liability, and Tenant shall reimburse Landlord for all costs, administrative expenses and real estate brokerage fees incurred in connection therewith.

(d)

Landlord shall have the right to recover the rental and all other amounts payable by Tenant hereunder as they become due (unless and until Landlord has terminated this Lease) and all other damages incurred by Landlord as a result of an Event of Default.

(e)	The remedies provided for in this Lease are in addition to any other remedies available to Landlord at law or in equity by statute or otherwise.

22.	Termination upon Default.

Upon termination of this Lease by Landlord pursuant to Article 21 hereof, Landlord shall be entitled to recover from Tenant the aggregate of: (a) the worth at the time of award of the unpaid Rent (together with any and all Additional Rent and other charges payable by Tenant hereunder) which had been earned at the time of termination; (b) the worth at the time of award of the amount by which the unpaid rental which would have been earned after termination until the time of award exceeds the then reasonable rental value of the Demised Premises during such period; (c) the worth at the time of the award of the amount by which the unpaid rental for the balance of the term of this Lease after the time of award exceeds the reasonable rental value of the Demised Premises for such period; and (d) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom. The “worth at the time of award” of the amounts referred to in clauses (a) and (b) above is computed from the date such rent was due or would have been due, as the case may be, by allowing interest at the rate of two percent (2%) in excess of the prime rate as published in The Wall Street Journal or, if a higher rate is legally permissible, at the highest rate legally permitted. The “worth at the time of award” of the amount referred to in clause (c) above is computed by discounting such amount at the discount rate of the Federal Reserve Bank of Chicago at the time of award, plus one percent (1%).

23.	Landlord’s Right to Cure Defaults.

All covenants, terms and conditions to be performed by Tenant under any of the terms of this Lease shall be at its sole cost and expense and without any abatement of rental. If Tenant shall fail to pay any sum of money, other than Basic Rental, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder and such failure shall continue for thirty (30) days after notice thereof by Landlord, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as in this Lease provided. All sums so paid by Landlord and all necessary incidental costs shall be deemed Additional Rent hereunder and shall be payable to Landlord on demand, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment thereof by Tenant as in the case of default by Tenant in the payment thereof by Tenant as in the case of default by Tenant in the payment of Basic Rental.

24.	Attorneys’ Fees.

If Landlord uses the services of an attorney in connection with: (a) any breach or default in the performance of any of the provisions of this Lease, in order to secure compliance with such provisions or recover damages therefor, or to terminate this Lease or evict Tenant; or (b) any action brought by Tenant against Landlord; or (c) any action brought against Tenant in which Landlord is made a party, Tenant shall immediately reimburse Landlord upon demand for any and all attorneys’ fees and expenses so incurred by Landlord.

25.	Subordination.

25.1 This Lease is and shall be subject and subordinate, at all times, to: (a) the lien of any mortgage or mortgages which may now or hereafter affect the Demised Premises, and to all advances made or hereafter to be made upon the security thereof and to the interest thereon, and to any agreements at any time made modifying, supplementing, extending or replacing any such mortgages, and (b) any ground or underlying lease which may now or hereafter affect the Demised Premises, including all amendments, renewals, modifications, consolidation, replacements and extensions thereof. Tenant shall attorn to any such mortgagee and/or ground or underlying lessor upon the date it acquires title to the Demised Premises. Tenant shall not have the right or option to terminate this Lease in the event title to the Demised Premises is acquired by such mortgagee or lessor. Any such mortgagee acquiring title to the Demised Premises through foreclosure, exercise of a power of sale or deed in lieu of foreclosure may, upon so acquiring title to the Demised Premises, at its sole option, accept this Lease on all of its terms and conditions or terminate this Lease and exercise the rights of foreclosure which are accorded the purchaser or foreclosing mortgagee pursuant to Michigan law. Tenant shall, upon such purchaser’s or mortgagee’s request, execute a new lease with such purchaser or mortgagee upon materially identical terms as this Lease. Notwithstanding the foregoing, at the request of the holder of any of the aforesaid mortgage or mortgages or the lessor under the aforesaid ground or underlying lease, this Lease may be made prior and superior to such mortgage or mortgages and/or such ground or underlying lease.

25.2 At the request of Landlord, Tenant shall execute and deliver such further instruments as may be reasonably required to implement the provisions of this Article 25. Tenant hereby irrevocably, during the term of this Lease, constitutes and appoints Landlord as Tenant’s agent and attorney-in-fact to execute any such instruments if Tenant shall fail or refuse to execute the same within ten (10) days after notice from Landlord.

25.3 If, as a condition of approving this Lease or extending credit to the Landlord, Landlord’s mortgagee shall request reasonable modifications of this Lease, Tenant shall not unreasonably withhold or delay its agreement to such modifications, provided that such modifications do not increase the obligations or materially and adversely affect the rights of Tenant under this Lease.

25.4 Any lender may at any time subordinate the lien of its mortgage to this Lease, without Tenant’s consent, by giving written notice to Tenant, and thereupon this Lease shall be deemed prior to the lien of such mortgage without regard to their respective dates of execution and delivery. In connection with any current and future financing of the Property, Tenant agrees at no cost or expense to Tenant, other than Tenant’s legal fees, to execute a subordination, non-disturbance and attornment agreement (an “SNDA”) with Landlord’s current and future lender(s) within ten (10) days after Tenant’s receipt of Landlord’s request, provided that such SNDA is on the lender’s customary form, subject to reasonable and customary changes agreed to by Tenant and such lender.

26.	Merger.

The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation hereof, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to it of any or all such subleases or subtenancies.

27.	Non-liability of Landlord.

27.1 In the event Landlord hereunder or any successor owner of the Demised Premises shall sell or convey the Demised Premises, all liabilities and obligations on the part of the original Landlord or such successor owner under this Lease accruing thereafter shall terminate, and thereupon all such liabilities and obligations shall be binding upon the new owner. Tenant shall attorn to such new owner.

27.2 Landlord shall not be responsible or liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of third parties or for any loss or damage resulting to Tenant or its property from theft or a failure of the security systems in the Building, or for any damage or loss of property within the Demised Premises from any cause other than solely by reason of the gross negligence or willful act of Landlord, and no such occurrence shall be deemed to be an actual or constructive eviction from the Demised Premises or result in an abatement of rental.

27.3 If Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed, and, if as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only against the right, title and interest of Landlord in the Demised Premises and out of rents or other income derived from the Demised Premises and receivable by Landlord, or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title and interest in the Demised Premises, and neither Landlord nor any of the individual members, managers, partners, employees, agents or contractors of Landlord shall be liable for any deficiency whatsoever.

28.	Estoppel Certificate.

At any time and from time to time upon ten (10) days’ prior request by Landlord, Tenant will promptly execute, acknowledge and deliver to Landlord, a certificate indicating: (a) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the date and nature of each modification); (b) the date, if any, to which rental and other sums payable hereunder have been paid; (c) that no notice has been received by Tenant of any default which has not been cured, except as to defaults specified in said certificate; (d) that Landlord is not in default under this Lease and no circumstances exist which with the passage of time or giving of notice could become a default by the Landlord hereunder; and (e) such other matters as may be reasonably requested by Landlord, the mortgagee or prospective purchaser. Any such certificate may be relied upon by any prospective purchaser, mortgagee or beneficiary under any mortgage or deed of trust of the Demised Premises or any part thereof.

29.	No Light, Air or View Easement.

Any diminution or shutting off of light, air or view by any structure which may be erected upon the Demised Premises or upon lands adjacent to the Demised Premises by Landlord or any third party shall in no way affect this Lease or impose any liability on Landlord now or in the future.

30.	Holding Over.

If Tenant remains in possession of the Demised Premises after the Expiration Date without the written consent of Landlord, it will be deemed to be occupying the Demised Premises as a tenant from month to month, subject to all the covenants of this Lease to the extent that they can be applied to a month-to-month tenancy, except that the Basic Rent will be one hundred fifty (150%) percent of the Basic Rent payable for the last month of the Term of this Lease. Additionally, if Tenant holds over in the Premises beyond thirty (30) days, then Tenant shall be liable to Landlord for: (a) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant; and (ii) the entire loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant; and (c) indemnify Landlord against any and all claims for damages by it and any New Tenant, provided such claims arise under or out of the holding-over by Tenant.

31.	Abandonment.

If Tenant shall abandon or surrender the Demised Premises, or be dispossessed by process of law or otherwise (“Abandoned”), any personal property belonging to Tenant and left on the Demised Premises shall be deemed to be abandoned, or, at the option of Landlord, may be removed by Landlord at Tenant’s expense. Notwithstanding the foregoing, the Premises shall not be deemed Abandoned so long as: (a) Tenant is not in default under this Lease; and (b) Tenant shall continue to perform Tenant’s obligations under this Lease, including, but not limited to, the payment of Rent.

32.	Waiver.

32.1 The waiver by Landlord of any agreement, condition or provision herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other agreement, condition or provision herein contained, nor shall any custom or practice which may grow up between the parties in the administration of the terms hereof be construed to waive or to lessen the right of Landlord to insist upon the performance by Tenant of the terms hereof in strict accordance with said terms. The subsequent acceptance of rental hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any agreement, condition or provision of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rental.

32.2 Landlord and Tenant hereby waive trial by jury in any action, proceeding, or counterclaim brought by Landlord or Tenant against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord to Tenant, the use or occupancy of the Demised Premises by Tenant or any person claiming through or under Tenant, any claim of injury or damage, and any emergency or other statutory remedy; provided, however, the foregoing waiver shall not apply to any action for personal injury or property damage which both parties shall maintain insurance for. If either Landlord or Tenant shall fail to maintain the insurance required hereunder, it will not assert a claim against the other or the other’s insurer. If Landlord commences any summary or other proceeding for nonpayment of rent or the recovery of possession of the Demised Premises, Tenant shall not interpose any counterclaim of whatever nature or description in any such proceeding, unless the failure to raise the same would constitute a waiver thereof.

33.	Notices.

All notices, consents, requests, demands, designations or other communications which may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or transmitted via a nationally recognized express courier service, and addressed as follows: to Tenant at the address set forth in Section 1(k) hereof, or to such other place as Tenant may from time to time designate in a notice to Landlord; to Landlord at the address set forth in Section 1(l) hereof, or to such other place as Landlord may from time to time designate in a notice to Tenant; or, in the case of Tenant, delivered to Tenant at the Demised Premises. Tenant hereby appoints as its agent to receive the service of all dispossessory or distraint proceedings and notices thereunder the person in charge of or occupying the Demised Premises at the time and, if no person shall be in charge of or occupying the Demised Premises at the time, then such service may be made by attaching the same on the main entrance of the Demised Premises.

34.	Extension of Term.

34.1 Tenant named herein and any Permitted Transferee (but not any assignee of Tenant or such Permitted Transferee) shall have two (2) options (each, a “Renewal Option”) (which is not assignable to any permitted assignee of this Lease) to extend the term of this lease for additional periods of five (5) years each (each, a “Renewal Term”), the first of which shall commence on the day immediately following the Expiration Date. Each Renewal Option may be exercised with respect to the entire Demised Premises only and shall be exercisable by Tenant delivering the renewal notice to Landlord with respect to the applicable Renewal Term no later than nine (9) months prior to the commencement of the applicable Renewal Term. Time is of the essence with respect to the giving of each renewal notice. Tenant may not exercise its Renewal Option if it is in default hereunder after notice and expiration of the applicable grace period on the date of the giving of the renewal notice, or if any Rent is owing to Landlord at the time of such notice.

34.2 If Tenant exercises a Renewal Option, the applicable Renewal Term shall be upon the same terms, covenants and conditions as those contained in this Lease, except that: (a) the fixed rent shall be the fixed rent as determined pursuant to Section 34.3 hereof; (b) Tenant shall continue to pay Tenant’s Share of Additional Expenses and Additional Taxes pursuant to Article 5 hereof; and (c) except as otherwise set forth in this Lease to the contrary, Landlord shall have no obligation to contribute any funds to Tenant for alterations to the Demised Premises or to grant Tenant any rent concession or abatement. For purposes of this Lease, if Tenant exercises a Renewal Option, the Expiration Date shall be deemed to be the day which is the last day of the Renewal Term.

34.3 For each Renewal Term, the Basic Rental (the “Renewal Rent”) shall be an amount equal to one hundred percent (100%) of the fair market rent of the Demised Premises (as hereinafter defined) per annum.

34.4 For purposes hereof, the term “fair market rent” shall mean a rent per square foot per annum for similar commercial buildings in the Pontiac, Michigan area for five (5) year leases entered into at or about the beginning of the applicable renewal term by a landlord not compelled to lease and a tenant not compelled to rent, without consideration of either improvements made by Tenant or by Landlord to the Demised Premises, but otherwise considering the terms and conditions of this Lease, including those set forth in Article 5 above and all other relevant factors. In no event shall the Renewal Rent be determined to be less than the Basic Rental applicable for the last month of the prior Term or Renewal Term. Said rent per square foot per annum shall be multiplied by the then rentable square footage of the Demised Premises, and the product thereof shall be the fair market rent. In the event that Landlord and Tenant are unable to reasonably agree on the fair market rent at least one hundred twenty (120) days prior to the commencement of the applicable renewal term, then either party may request arbitration by giving notice to the other party, and each party shall promptly choose an arbitrator who is a senior officer of a recognized Detroit or Southfield leasing brokerage or real estate consulting firm who shall have at least ten (10) years experience in (i) the leasing of similar space in the Pontiac, Michigan area, or (ii) the appraisal of similar first-class office buildings in the Pontiac, Michigan area. The two (2) arbitrators shall then determine the fair market rent within sixty (60) days after the appointment of each arbitrator, and if the two (2) arbitrators are unable to agree upon the fair market rent within such sixty (60)-day period, then a third (3rd) arbitrator with the same qualifications as the first two (2) arbitrators shall be selected by the two (2) arbitrators (or if they are unable to agree then the selection shall be made by the American Arbitration Association or any organization successor thereto), and the third (3rd) arbitrator shall determine the fair market rent within thirty (30) days thereafter in accordance with the following procedure: the arbitrator selected by Landlord and the arbitrator selected by Tenant shall each make a separate determination of the fair market rent. The determination made by Landlord’s arbitrator is hereinafter referred to as “Landlord’s Determination” and the determination made by Tenant’s arbitrator is hereinafter referred to as “Tenant’s Determination”. Each arbitrator shall deliver a copy of its determination to the third (3rd) arbitrator and to the other of the two (2)

arbitrators. No changes in the determinations will be allowed. If the difference between the Landlord’s Determination and Tenant’s Determination shall be ten percent (10%) or less, the fair market rent shall be the average of the Landlord’s Determination and Tenant’s Determination. Otherwise, the determination of fair market rent by the third (3rd) arbitrator shall be either the amount set forth in Landlord’s Determination or the amount set forth in Tenant’s Determination. The third (3rd) arbitrator may not select any other amount as the fair market rent. The third arbitrator shall hold such hearings and receive such evidence as to fair market value as he or she deems appropriate. The fair market rent as so determined by the third arbitrator shall be binding upon the parties. Each party shall be responsible for the fees and expenses of the arbitrator selected by it and the parties shall share equally the fees and expenses of the third (3rd) arbitrator and of the American Arbitration Association. It is expressly understood that any determination of the fair market rent pursuant to this Lease shall be based on the criteria stated in this Article 34.

34.5 After a determination has been made of the renewal rent for the applicable renewal term, the parties shall execute and deliver to each other an instrument setting forth the renewal rent as so determined, however, the determination shall be valid and enforceable whether or not such instrument is executed and delivered.

34.6 If the final determination of the renewal rent shall not be made on or before the first (1st) day of the applicable Renewal Term, then pending such final determination, Tenant shall pay, as the Renewal Rent for the applicable renewal term, an amount calculated based upon the average of Landlord’s Determination and the minimum amount. If, based upon the determination by the third (3rd) arbitrator hereunder of the fair market rent, the payments made by Tenant on account of the Renewal Rent for such period were (i) less than the renewal rent payable for the applicable Renewal Term, Tenant shall pay to Landlord the amount of such deficiency within ten (10) days after demand therefor, or (ii) greater than the Renewal Rent payable for the period, Landlord shall at its option either (i) credit such excess against the next occurring monthly installments of Basic Rental hereunder, or (ii) refund to Tenant the amount of such excess within ten (10) days after demand therefor.

34.7 Notwithstanding anything to the contrary contained herein, if Tenant does not exercise its first (1st) Renewal Option described above, then all other Renewal Options shall be automatically terminated and of no further force and effect.

35.	Complete Agreement.

There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease or the Demised Premises. There are no representations between Landlord and Tenant other than those contained in this Lease and all reliance with respect to any representations is solely upon such representations.

36.	Authorized and Binding.

Tenant and each person executing this Lease on its behalf warrant and represent to Landlord that: (a) Tenant is validly organized, existing, and authorized to do business under Michigan law; (b) Tenant has full power and lawful authority to enter into this Lease; and (c) the execution of this Lease by the individual who has signed below is legally binding on Tenant in accordance with its terms. Landlord and each person executing this Lease on its behalf warrant and represent to Tenant that: (i) Landlord is validly organized, existing, and authorized to do business under Michigan law; (ii) Landlord has full power and lawful authority to enter into this Lease; and (iii) the execution of this Lease by the individual who has signed below is legally binding on Landlord in accordance with its terms. This Lease is binding on successors and assigns.

37.	Inability to Perform.

Whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be responsible for, and there shall be excluded from the computation for any such period of time, delays by reason of (i) strike, (ii) labor problems, (iii) government pre-emption in connection with a national emergency, (iv) any rule, order or regulation of any governmental agency, (v) conditions of supply or demand which are affected by war or other national, state or municipal emergency, or any other cause, and/or (vi) any cause beyond such party’s reasonable control, including Acts of God, unexpected inclement weather for the geographical area in which the Property is located (“Events of Force Majeure” or “Unavoidable Delays”), except that the foregoing shall not be applicable to the maintenance of any insurance required hereunder or the payment of any Rent by Tenant. In the event of Events of Force Majeure or Unavoidable Delays, the party impacted by such Events of Force Majeure or Unavoidable Delays shall endeavor (but shall not be obligated) to provide the other with written notice of such Events of Force Majeure or Unavoidable Delays, setting forth the nature of such Events of Force Majeure or Unavoidable Delays, within five (5) days of the occurrence of such Events of Force Majeure or Unavoidable Delays.

38.	Covenant of Quiet Enjoyment.

Upon Tenant paying the rental and other charges due hereunder and performing all of Tenant’s obligations under this Lease, Tenant may peacefully and quietly enjoy the Demised Premises during the term of this lease; subject, however, to the provisions of this Lease and to any mortgages or ground or underlying leases referred to in Article 25 hereof.

39.	Brokerage Commissions.

Tenant represents and warrants to Landlord that there are no claims for commissions or finder’s fees in connection with this Lease as a result of the contracts, contacts, or actions of Tenant. Tenant agrees to indemnify Landlord and hold it harmless from all liabilities arising from any such claim. This provision will survive the termination of this Lease.

40.	Indemnity.

40.1 Tenant shall not do or permit to be done any act or thing upon the Demised Premises or the Building which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of any Applicable Law, and shall exercise such control over the Demised Premises as to fully protect Landlord against any such liability. Tenant shall indemnify, defend, protect and hold harmless the Landlord Indemnitees from and against any and all Losses (as hereinafter defined), resulting from any claims (i) against the Landlord Indemnitees arising from any act, omission or negligence of (A) all Tenant Parties or (B) both Landlord and Tenant, provided, however, that Tenant’s liability hereunder with respect to matters judicially determined to have arisen out of the negligence of Landlord, which determination shall not be subject to appeal, shall be limited to the amount of insurance coverage carried by Tenant pursuant to Article 15, (ii) against the Landlord Indemnitees arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring in or about the Demised Premises, and (iii) against the Landlord Indemnitees resulting from any breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Tenant to be fulfilled, kept, observed or performed. As used herein, “Losses” shall mean any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof, and including all hard and soft costs of repairing any damage to the Demised Premises or the appurtenances of any of the foregoing to which a particular indemnity and hold harmless agreement applies.

40.2 Landlord shall indemnify, defend and hold harmless Tenant from and against all Losses incurred by Tenant to the extent attributable to the gross negligence or willful misconduct of Landlord or its employees, contractors or agents.

40.3 If any claim, action or proceeding is made or brought against any Indemnitee, then upon demand by an Indemnitee, Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Landlord Indemnitee’s name (if necessary), by attorneys approved by the Landlord Indemnitee, which approval shall not be unreasonably withheld (attorneys for Tenant’s insurer shall be deemed approved for purposes of this Section 40.3). Notwithstanding the foregoing, a Landlord Indemnitee may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability in excess of the amount available under Tenant’s liability insurance carried under Article 15 for such claim and Tenant shall pay the reasonable fees and disbursements of such attorneys. If Tenant fails to diligently defend or if there is a legal conflict or other conflict of interest, then Landlord may retain separate counsel at Tenant’s expense. Notwithstanding anything herein contained to the contrary, Tenant may direct the Landlord Indemnitee to settle any claim, suit or other proceeding provided that: (a) such settlement shall involve no obligation on the part of the Landlord Indemnitee other than the payment of money; (b) any payments to be made pursuant to such settlement shall be paid in full exclusively by Tenant at the time such settlement is reached; (c) such settlement shall not require the Landlord Indemnitee to admit any liability; and (d) the Landlord Indemnitee shall have received an unconditional release from the other parties to such claim, suit or other proceeding.

41.	Miscellaneous.

41.1 The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. If there be more than one Tenant or Landlord, the obligations hereunder imposed upon Tenant and Landlord shall be joint and several.

41.2 Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

41.3 The agreements, conditions and provisions herein contained shall, subject to the provisions as to assignment, set forth in Article 17 hereof, apply to and bind the heirs, executors, administrators, successors and assigns of the parties hereto.

41.4 Tenant shall not without the consent of Landlord, use the name of the Building for any purpose other than as the address of the business to be conducted by Tenant in the Demised Premises. Landlord reserves the right to select the name of the Building and to make such changes of name as it deems appropriate from time to time.

41.5 If any provisions of this Lease shall be determined to be illegal or unenforceable, such determination shall not affect any other provisions of this Lease and all such other provisions shall remain in full force and effect.

41.6 This Lease shall be governed by and construed pursuant to the laws of the State of Michigan.

41.7 Upon Landlord’s written request, Tenant shall promptly furnish Landlord, from time to time, but not more frequently than two (2) times per year, financial statements prepared by a certified public accountant licensed in Michigan at Tenant’s expense reflecting Tenant’s current financial condition. Tenant shall also remit a copy of its annual federal income tax return to the Landlord within five (5) days of filing same.

41.8 Except as expressly set forth herein, Landlord and Landlord’s agents have made no warranties, representations, statements or promises with respect to the Demised Premises and no rights, easements or licenses are acquired by Tenant by implication or otherwise. Tenant is entering into this Lease after full investigation and is not relying upon any statement or representation made by Landlord not embodied in this Lease.

41.9 For purposes of this Lease, “reasonable efforts” or “commercially reasonable efforts” by Landlord or Tenant shall not include an obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever.

41.10 No act or thing done by Landlord or Landlord’s agents or employees during the Term shall be deemed an acceptance of a surrender of the Demised Premises, and no provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver is in writing and is signed by Landlord.

41.11 The failure on the part of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations, shall not be construed as a waiver or relinquishment for the future performance of such obligations of this Lease or the Rules and Regulations, or of the right to exercise such election but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of any Basic Rental or Additional Rent payable pursuant to this Lease or any other sums with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than a partial payment on account of the earliest stipulated Basic Rental or Additional Rent, or as Landlord may elect to apply such payment, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Basic Rental or Additional Rent or pursue any other remedy provided in this Lease.

41.12 During the Term, Tenant shall have the right to use the parking spaces situated within the Demised Premises in common with any other tenants and occupants (the “Parking Facility”), at no additional cost to Tenant. Landlord shall also have the right to expand, contract and alter any portion of the Parking Facility in any manner whatsoever in its sole and absolute discretion.

41.13 Wherever in this Lease Landlord’s consent or approval is required, if Landlord refuses to grant such consent or approval, whether or not Landlord expressly agreed that such consent or approval would not be unreasonably withheld, Tenant shall not make, and Tenant hereby waives, any claim for money damages (including any claim by way of set-off, counterclaim or defense) based upon Tenant’s claim or assertion that Landlord unreasonably withheld or delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding to enforce such provision, by specific performance, injunction or declaratory judgment. In no event shall either Landlord or Tenant be liable for any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Lease, except with respect to Article 30 hereof.

41.14 Tenant represents and warrants to Landlord that neither Tenant nor any of its affiliates, officers, directors, partners, managers or members: (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) under Executive Order number 13224, 66 Federal Register 49079 (September 25, 2001) (the “Order”); (b) is listed on any other list of terrorists or terrorist organizations maintained under the Order, the rules and regulations of the OFAC or any other applicable requirements contained in any enabling legislation or other executive orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively in this Section 41.14 called the “Orders”); (c) is engaged in activities prohibited in the Orders; or (d) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering. Landlord represents and warrants to Tenant that neither Landlord nor any of its affiliates, officers, directors, partners or members: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC under the Order; (ii) is listed on any other list of terrorists or terrorist organizations maintained under any Orders; (iii) is engaged in activities prohibited in the Orders; or (iv) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

41.15 Landlord and Tenant shall, at the request of the other, enter into a short-form memorandum of lease, in recordable form, containing such provisions, other than those relating to Rent and other charges payable by Tenant, as either party may request. The party requesting recordation shall bear all costs of recordation, but Tenant shall be solely responsible for the payment of any transfer or other taxes arising from the existence of this Lease (including any transfer or other tax calculated based on the amount of the rents payable hereunder but excluding taxes on the rent payable hereunder and that accrue upon Landlord’s receipt of such rents.)

42.	Roof Installations.

42.1 Tenant shall not have the right to install, remove, replace, repair, maintain and operate on the available space on the roof of the Building without Landlord’s written consent which may be granted or withheld in Landlord’s sole and absolute discretion.

42.2 Tenant, at Tenant’s sole cost and expense, shall promptly repair any and all damage to the roof of the Building and to any part of the Building caused by or resulting from the installation, maintenance and repair, operation or removal of the any Roof Installations permitted by Landlord and erected or installed by Tenant pursuant to the provisions of this Article 42. Tenant further covenants and agrees that the Roof Installations and any related equipment erected or installed by Tenant pursuant to the provisions of this Article 42 shall be erected, installed, repaired, maintained and operated by Tenant at the sole cost and expense of Tenant in accordance with Applicable Law and without charge, cost or expense to Landlord by tradesmen and contractors designated by Landlord.

42.3 Landlord may require Tenant to relocate the Roof Installations and related equipment to another reasonably suitable portion of the roof by tradesmen and contractors designated by Landlord upon thirty (30) days’ notice to Tenant or to remove the Roof Installations if their existence would constitute a violation of any Applicable Laws.

43.	Signage.

43.1 Subject to Section 43.2 and 43.3, Tenant has the right to install signage within and upon the exterior of the Building as may be permitted under the Applicable Laws (“Tenant’s Signage”).

43.2 Tenant shall promptly prepare and deliver signage drawings and/or plans to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, it shall not be unreasonable for Landlord to withhold Landlord’s consent in the event Landlord shall determine, in Landlord’s reasonable judgment, that Tenant’s Signage to be affixed to the Building will be insufficiently affixed or compromise the structural integrity of the Building. Tenant shall be responsible for obtaining any and all applicable permits or approvals from the City of Pontiac or any other agency or governmental body having jurisdiction over Tenant’s Signage. The cost of Tenant’s Signage and all costs of obtaining any necessary permits therefor, shall be at the sole cost and expense of Tenant. All such signs shall be in accordance with all Applicable Laws and shall be maintained by Tenant for the duration of this Lease, at all times.

43.3 Landlord’s approval of Tenant’s Signage shall not be deemed to be a representation that such Signs comply with Applicable Laws or that Tenant’s Signage will be approved by any other entities.

43.4 If any sign does not conform to the provisions of this Article 43, then Landlord shall have the right to remove such sign and Tenant shall be liable for any and all expenses incurred by Landlord, as additional rent, for such removal or for the repair of any damage caused by such sign or caused by such sign’s removal.

43.5. Landlord agrees to assist Tenant, at no cost to Landlord, in applying for and obtaining any permits, approvals, consents, or any other documents in connection Tenant’s Signage. Such assistance shall include the execution of any documents reasonably required by any applicable authority.

43.6 Upon the termination of this Lease, Tenant shall promptly cause all signage installed by Tenant to be removed by tradesmen and contractors designated by Landlord and shall repair all damage caused by the removal of such signage, and restore the Building and Demised Premises to the condition which existed prior to the installation of such signage.

[Signatures contained on following page]

WHEREFORE, the parties hereto have executed this Lease as of the date set forth in Section 1(a).

LANDLORD:

PONTIAC CENTER EAST LLC
a Michigan limited liability company

By:	Pontiac Center East Manager LLC, a Michigan limited liability company
Its:	Manager

	By:	/s/ Mathew Ishbia
Mathew Ishbia
	Its:	Manager

TENANT:

UNITED WHOLESALE MORTGAGE, LLC
a Michigan limited liability company

By:	/s/ Mathew Ishbia
Mathew Ishbia
Its:	Chief Executive Officer

EXHIBIT A

Land situated in the City of Pontiac, County of Oakland, State of Michigan, described as follows:

PARCEL 1:

Part of Lots 87 through 90, both inclusive, of OAK LAWN FARMS, according to the plat thereof as recorded in Liber 20 of Plats, Page 23, Oakland County Records, described as: Beginning at a point distant West 2301.80 feet and North 00 degrees 30 minutes 09 seconds East, 369.31 feet and South 87 degrees 22 minutes 21 seconds East, 16.01 feet from the Southeast corner of Section 34; thence North 00 degrees 30 minutes 09 seconds East, 212.74 feet; thence along a curve to the right, radius 264 feet, chord bears North 45 degrees 15 minutes 05 seconds East, 371.17 feet, distance of 412.37 feet; thence Due East 13.63 feet; thence South 00 degrees 26 minutes 10 seconds West, 487.08 feet; thence North 87 degrees 22 minutes 21 seconds West, 276.07 feet to the Place of Beginning.

PARCEL 1 ALSO DESCRIBED BY SURVEY AS FOLLOWS:

Part of Lots 87 through 90, inclusive, of “OAK LAWN FARMS”, as recorded in Liber 20, Page 23 of Plats, Oakland County Records, more particularly described as: Beginning at a point distant South 90 degrees 00 minutes 00 seconds West, 2301.80 feet and North 00 degrees 30 minutes 09 seconds East, 369.31 feet and South 87 degrees 22 minutes 38 seconds East, 16.01 feet from the Southeast corner of Section 34, said Point of Beginning also being the Southwest corner of Lot 90 of said “OAK LAWN FARMS”; thence along the Southerly right-of-way of Centerpoint Parkway (66 feet wide) the following three (3) courses: (1) North 00 degrees 30 minutes 09 seconds East, 212.73 feet, (2) along a curve to the right having a radius of 264.00 feet, a chord bearing North 45 degrees 15 minutes 00 seconds East, 371.71 feet, and an arc length of 412.37 feet, and (3) South 89 degrees 58 minutes 00 seconds East, 13.63 feet; thence along the East line of said “OAK LAWN FARMS”, South 00 degrees 26 minutes 10 seconds West, 487.07 feet to the Southeast corner of said Lot 90; thence along the South line of said Lot 90, North 87 degrees 22 minutes 21 seconds West, 276.06 feet to the Point of Beginning.

PARCEL 2:

Part of Lots 87 and 88, of OAK LAWN FARMS, according to the plat thereof as recorded in Liber 20, Page 23 of Plats, Oakland County Records, described as: Beginning at a point distant West 2301.80 feet and North 00 degrees 30 minutes 09 seconds East, 858.39 feet from the Southeast corner of Section 34; thence North 00 degrees 30 minutes 09 seconds East, 94.38 feet; thence along a curve to the left, radius 175 feet, chord bears South 23 degrees 00 minutes 05 seconds East, 139.59 feet, distance of 143.58 feet; thence South 46 degrees 30 minutes 20 seconds East 0.95 feet; thence along a curve to the left, radius 330 feet, chord bears South 44 degrees 39 minutes 09 seconds West, 36.69 feet, distance of 36.71 feet; thence along a curve to the right, radius 75 feet, chord bears North 26 degrees 26 minutes 44 seconds West, 67.98 feet, distance of 70.55 feet to the Place of Beginning.

PARCEL 3:

Parts of Lot 85 and 87, and All of Lot 86, of OAK LAWN FARMS, according to the plat thereof as recorded in Liber 20 of Plats, Page 23, Oakland County Records, ALSO Part of Lot 10 of ASSESSOR’S PLAT NO 141, according to the plat thereof as recorded in Liber 54 of Plats, Page 99 and 99A, Oakland County Records, described as: Beginning at a point distance West 2301.80 feet and North 00 degrees 30 minutes 09 seconds East, 952.77 feet from the Southeast corner of Section 34; thence North 00 degrees 30 minutes 09 seconds East, 276 feet; thence North 90 degrees 00 minutes 00 seconds East 299.03 feet; thence South 00 degrees 30 minutes 09 seconds West, 319.76 feet; thence Due West 21.92 feet; thence along a curve to the left, radius 330 feet, chord bears South 68 degrees 55 minutes 11 seconds West, 237.39 feet, distance of 242.83 feet; thence North 46 degrees 30 minutes 20 seconds West, 0.95 feet; thence, along a curve to right, radius 175 feet, chord bears North 23 degrees 00 minutes 05 seconds West, 139.59 feet, a distance of 143.58 feet to Place of Beginning.

PARCEL 4:

Part of Lots 9 and 10, of ASSESSOR’S PLAT NO 141, according to the plat thereof as recorded in Liber 54 of Plats, Page 99 and 99A, Oakland County Records, described as: Beginning at a point distant West 2301.80 feet and North 00 degrees 30 minutes 09 seconds East, 1228.77 feet and East 299.03 feet and South 00 degrees 30 minutes 09 seconds West, 319.76 feet and East 102 feet from the Southeast corner of Section 34; thence North 00 degrees 30 minutes 09 seconds East, 342.52 feet; thence North 77 degrees 06 minutes 04 seconds East, 990.22 feet; thence South 00 degrees 26 minutes 10 seconds West, 563.57 feet; thence South 90 degrees 00 minutes 00 seconds West 963.95 feet to the Place of Beginning.

PARCEL 5:

Part of Lot 10, of ASSESSOR’S PLAT NO 141, according to the plat thereof as recorded in Liber 54 of Plats, Page 99 and 99A, Oakland County Records, described as: Beginning at a point distant West 2301.80 feet and North 00 degrees 30 minutes 09 seconds East, 1228.77 feet and East 299.03 feet and South 00 degrees 30 minutes 09 seconds West, 64.76 feet from the Southeast corner of Section 34; thence North 90 degrees 00 minutes 00 seconds East 102 feet; thence South 00 degrees 30 minutes 09 seconds West, 255 feet; thence South 90 degrees 00 minutes 00 seconds West 102 feet; thence North 00 degrees 30 minutes 09 seconds East, 255 feet to the Place of Beginning.

PARCEL 6:

Part of Lot 10, of ASSESSOR’S PLAT NO 141, according to the plat thereof as recorded in Liber 54 of Plats, Page 99 and 99A, Oakland County Records, described as: Beginning at a point distant West 1889.50 feet and North 00 degrees 26 minutes 10 seconds East, 60 feet from the Southeast comer of Section 34; thence South 90 degrees 00 minutes 00 seconds West 120 feet; thence North 00 degrees 26 minutes 10 seconds East, 783 feet; thence North 90 degrees 00 minutes 00 seconds East 120 feet; thence South 00 degrees 26 minutes 10 seconds West, 783 feet to the Place of Beginning.

PARCEL 7:

Unit 52, CENTERPOINT BUSINESS CAMPUS, according to the Master Deed thereof recorded in Liber 16667, Page 11, First Amendment to Master Deed recorded in Liber 17018, page 808, Second Amendment to Master Deed recorded in Liber 17615, page 107, Third Amendment to Master Deed recorded in Liber 18244, page 160, Fourth Amendment to Master Deed recorded in Liber 20069, page 99, Fifth Amendment to Master Deed recorded in Liber 21468, page 838, Sixth Amendment to Master Deed recorded in Liber 24909, page 537, Seventh Amendment to Master Deed recorded in Liber 28874, page 149, Eighth Amendment to Master Deed recorded in Liber 35596, page 855 and Ninth Amendment to Master Deed recorded in Liber 39555, page 61, Oakland County Records and designated as Oakland County Condominium Subdivision Plan No. 1004, together with rights in the general common elements and the limited common elements as shown on the Master Deed, and as described in Act 59 of the Public Acts of Michigan of 1978, as amended.

PARCEL 8:

Parts of Lots 87 and 88, of OAK LAWN FARMS, according to the plat thereof as recorded in Liber 20 of Plats, Page 23 of Oakland County Records AND Part of Lot 9 and 10 of ASSESSOR’S PLAT NO 141, according to the plat thereof as recorded In Liber 54 of Plats, Pages 99 and 99A of Oakland County Records, all being part of the Southeast 1/4 of Section 34, Town 3 North, Range 10 East, City of Pontiac, Oakland County, Michigan, and being more particularly described as follows: Commencing at the Southeast property controlling corner of Section 34, Town 3 North, Range 10 East, City of Pontiac, Oakland County, Michigan, thence due West along the South line of said Section 34 and centerline of South Boulevard (120 feet right-of-way), a distance of 2,301.80 feet to the point of intersection of the Southerly extension of East line of Meadow Street (50 feet right-of-way), as shown in said plat of “OAK LAWN FARMS” SUB-DIVISION, with said South line of Section 34; thence North 00 degrees 30 minutes 09 seconds East, along the extended East line of Meadow Street, a distance of 282.98 feet to a point on the East line of Centerpoint Parkway North (width varies); thence following three (3) courses along said East line of Centerpoint Parkway: (1) 84.23 feet along an arc of a curve to the left (radius 219.00 feet, central angle 22 degrees 02 minutes 14 seconds, long chord bears North 11 degrees 31 minutes 16 seconds East, 83.71 feet) to a point of tangency and (2) North 00 degrees 30 minutes 09 seconds East, a distance of 216.30 feet to a point of curvature, and (3) 242.00 feet along an arc of a curve to the right (radius 264.00 feet, central angle 52 degrees 31 minutes 12 seconds, long chord bears North 26 degrees 45 minutes 46 seconds East, 233.61 feet) to the POINT OF BEGINNING; thence North 36 degrees 58 minutes 38 seconds West, a distance of 66.00 feet to a point on the Northwest line of said Centerpoint Parkway (120 feet right-of-way); thence following two (2) courses along said Northwest line of Centerpoint Parkway: (1) 212.97 feet along an arc of a curve to the right (radius 330.00 feet, central angle 36 degrees 58 minutes 38 seconds, long chord bears North 71 degrees 30 minutes 41 seconds East, 209.30 feet) to a point of tangency, and (2) North 90 degrees 00 minutes 00 seconds East, a distance of 1062.56 feet; thence South 00 degrees 00 minutes 00 seconds East, a distance of 66.00 feet to a point on the Southeast line of said Centerpoint Parkway; thence following two (2) courses along said Southeast line of Centerpoint Parkway: (1) South 90 degrees 00 minutes 00 seconds West, a distance of 1062.56 feet to a point of curvature, and (2) 170.38 feet along an arc of a curve to the left (radius 264.00 feet, central angle 36 degrees 58 minutes 38 seconds, long chord bears South 71 degrees 30 minutes 41 seconds West, 167.44 feet) to the point of beginning.

Tax Parcel Number: 14-34-454-002, 14-34-454-003, 14-34-452-019, 14-34-452-021, 14-34-454-005, 14-34-453-013, 14-34-452-020, 14-34-454-006

EXHIBIT “B” SCHEDULE OF BASIC RENTAL
Rental Period	Annual Rent	Monthly Rent
Years 1 through 5	$3,441,111.00	$286,759.17
Years 6 through 10	$3,544,343.30	$295,361.94
Years 11 through 15	$3,651,017.71	$304,251.48